L & L Energy Provides Bowie Resources Coal Mine with up to $3 Million Secured Bridge Loan

SEATTLE, November 29, 2010 /PRNewswire/ -- L & L Energy, Inc., (Nasdaq: LLEN) ("L&L" or the "Company"), a U.S.-based company, operating coal mining and distribution businesses in China, today announced that it has entered into an agreement to provide a secured bridge loan to Bowie Resources, LLC (“Bowie”), which owns and operates the Bowie Mine, a Paonia, Colorado based coal mine in production since 1997. Under the terms of the agreement, L&L will provide initial funding to Bowie of up to $3 million in loans that will be used to fund Bowie’s ongoing coal mining operations. L&L will fund the loan in tranches, the first $1 million was funded on November 23, 2010.  The loans will receive interest of 9% per annum and L&L will receive an option to acquire up to 9% equity interest in Bowie at nominal costs, subject to certain conditions. L&L holds co-senior status with Bowie’s only other secured creditor, GE Energy Financial Services.

High Quality Coal

The Bowie Mine has been producing coal since 1997, with its longwall mining operation starting in late 1999. Bowie produces high quality (“super compliance”) coal with specifications of approximately 12,000+ Btu/lb (6668+ kcal/kg), low sulfur at approximately 0.5%, and low ash between 8% and 10%.

4 - 5 Million Tons/Year Capacity

Historically, from 2000 through 2007 the Bowie Mine produced between 4 - 5.5 million tons annually, with future production capacity estimated at 4 - 5 million tons per year.  Proven reserves are approximately 25 million tons with an additional 15 million tons potentially after permitting is completed.

Long Term Contracts

The mine currently has long-term, multiyear customer contracts, its largest coming from the Tennessee Valley Authority (TVA) calling for an average 3 million tons per year.

Dickson Lee, Chairman and CEO of L & L Energy said, “This is an excellent opportunity to acquire a portion of a high quality, U.S.-based coal mining operation with an experienced management team at an attractive price. We look forward to working with the Bowie team to expand. The application of U.S. mining management and safety practices is a strategic advantage for L&L in China. The Bowie team helps reinforce that advantage.” Lee went on to say, “Our partnership in a U.S. mine of Bowie’s caliber will be an important first step in becoming a global coal mining player.”

About L & L Energy

L & L Energy (Nasdaq: LLEN) was founded in 1995, is headquartered in Seattle, and is engaged in coal mining, washing, coking and distribution in Yunnan and Guizhou Provinces. L&L has offices in Kunming, Guangdou, Shenzen, Hong Kong and Taiwan.   During the fiscal year ended April 30, 2010, the Company achieved impressive revenue growth of 167% and net income growth of 230% over the previous fiscal year.  L&L's stock was added to the Russell 3000® Index in 2010. For more information, see www.llenergyinc.com.

Forward-Looking Statements

Various statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those matters expressed in the forward-looking statements.

Contact:

David Niederman

The Blueshirt Group

(ir@llenergyinc.com)